Exhibit 99.1

Moody’s Corporation Reports Results for First Quarter 2010

  1Q10 revenue up 17%
  Reported 1Q10 EPS of $0.47 up 24% from 1Q09
  FY 2010 EPS guidance of $1.75 to $1.85 reaffirmed

NEW YORK--(BUSINESS WIRE)--April 21, 2010--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2010.

Summary of Results for First Quarter 2010

Moody’s reported revenue of $476.6 million for the three months ended March 31, 2010, an increase of 17% from $408.9 million for the first quarter of 2009. Operating income for the quarter was $196.8 million, a 32% increase from $148.9 million for the same period last year. Diluted earnings per share were $0.47 for the first quarter of 2010, 24% higher than $0.38 reported in the first quarter of 2009. Excluding the restructuring charge in 2009 and minor restructuring-related adjustments in 2010, diluted earnings per share of $0.47 in 2010 were 15% higher than $0.41 in the prior-year period.

"Moody's first quarter results reflected strong activity in corporate and financial institution debt markets, largely driven by high-yield bond and loan issuance," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "Despite good first quarter performance, we are reaffirming our full-year 2010 EPS guidance of $1.75 to $1.85 due to uncertainty that issuance levels later in the year will continue to overcome weakness in some areas of structured finance.”

First Quarter Revenue

For Moody’s Corporation overall, global revenue of $476.6 million increased 17% from the first quarter of 2009. Excluding the favorable impact of foreign currency translation, revenue increased 14 percent. U.S. revenue of $254.6 million for the first quarter of 2010 increased 22% from the first quarter of 2009, while revenue generated outside the U.S. of $222.0 million increased 11% from the prior-year period. Revenue generated outside the U.S. represented 47% of Moody’s total revenue for the quarter, down from 49% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the first quarter of 2010 was $335.5 million, an increase of 24% from the prior-year period. Excluding the favorable impact of foreign currency translation, revenue grew 21 percent. U.S. revenue of $189.2 million for the first quarter of 2010 increased 30% from the first quarter of 2009. Outside the U.S., revenue of $146.3 million increased 17% from the year-ago period.

Within MIS, global corporate finance revenue of $126.4 million in the first quarter of 2010 increased 50% from the same quarter of 2009. U.S. corporate finance revenue grew 49% from the first quarter of 2009, while outside the U.S., revenue increased 53% from the prior-year period. Growth was primarily driven by strength of issuance activity in the high-yield bond and loan market.

Global structured finance revenue totaled $71.5 million for the first quarter of 2010, a decline of 1% from a year earlier. U.S. structured finance revenue grew 21% from the year-ago period, reflecting increased issuance activity from asset-backed securities and commercial real-estate finance. Non-U.S. structured finance revenue decreased 17%, driven primarily by declines within Europe in most asset classes as better credit market conditions improved issuers’ access to liquidity and reduced issuance of new securitizations for government-sponsored facilities.

Global financial institutions revenue of $76.2 million in the first quarter of 2010 increased 35% compared to the same quarter of 2009, primarily due to higher levels of issuance in the banking and insurance sectors. U.S. financial institutions revenue increased 39%, while non-U.S. revenue increased 33 percent.

Global public, project and infrastructure finance revenue was $61.4 million for the first quarter of 2010, an increase of 7% from the first quarter of 2009. U.S. revenue grew 6% from the prior-year period reflecting stronger public finance issuance across most sectors as well as improved project finance market conditions. Non-U.S. revenue increased 8%, primarily driven by investment-grade activity within project and infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the first quarter of 2010 was $141.1 million, up 2% from the first quarter of 2009. Excluding the favorable impact of foreign currency translation, revenue grew 1 percent. Reflecting the realignment of revenue by product grouping in both periods, revenue from research, data and analytics of $104.6 million increased by 3% from the prior-year period and risk management software revenue of $33.3 million grew 4 percent. Professional services revenue of $3.2 million declined 30% from the prior-year period.

In the U.S., MA revenue of $65.4 million for the first quarter of 2010 increased 3% from the prior-year period. Outside the U.S., revenue of $75.7 million grew 1% compared to the same quarter of 2009.

First Quarter Expenses

First quarter 2010 expenses for Moody’s Corporation of $279.8 million were 8% greater than in the prior-year period primarily due to higher accruals for performance-based compensation. Moody’s reported operating margin for the first quarter of 2010 was 41.3 percent. Excluding the restructuring charge in 2009 and minor adjustments to this charge in 2010, Moody’s first quarter 2010 expenses of $280.5 million were 13% higher in 2010 than in the prior-year period and operating margin was 41.1%, compared to 39.3% in the first quarter of 2009. Without the unfavorable impact of foreign currency translation, reported expenses increased 5 percent.

Moody’s effective tax rate was 37.2% for the first quarter of 2010, compared with 35.7% for the prior-year period. The increase was primarily due to reductions in unrecognized tax benefits and other tax-related liabilities in the prior period that did not occur in the current quarter.

Capital Allocation and Liquidity

During the first quarter of 2010, Moody’s repurchased 1.1 million shares at a total cost of $30 million and issued 1.4 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2010 totaled 237.0 million, representing a 1% increase from a year earlier. As of March 31, 2010, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.1 billion of outstanding debt and more than $600 million of additional debt capacity available under its revolving credit facility. Moody’s reduced total outstanding debt by $72 million during the first quarter. At quarter-end, total cash and cash equivalents were $496 million, an increase of $155 million from a year earlier.

Assumptions and Outlook for Full-Year 2010

Moody’s outlook for 2010 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook.

Moody’s is reaffirming its 2010 full-year EPS guidance; however, certain components of 2010 guidance have been modified to reflect our current view of credit market conditions and implications for the Company. For Moody’s overall, the Company continues to expect full-year 2010 revenue and expenses to increase in the high-single-digit percent range. The Company continues to project the full-year 2010 operating margin in the high-thirties percent range and the effective tax rate in the range of 37 to 38 percent. Share repurchase is expected to continue at modest levels in 2010 subject to available cash flow and other capital allocation decisions. The Company continues to expect diluted earnings per share for full-year 2010 in the range of $1.75 to $1.85. This outlook assumes foreign currency translation at end-of-quarter rates.

For the global MIS business, we continue to expect revenue for the full-year 2010 to increase in the high-single- to low-double-digit percent range. Within the U.S., we continue to expect MIS revenue to increase in the mid-teens percent range, while non-U.S. revenue is now expected to increase in the low-single-digit percent range. Corporate finance revenue is now expected to increase in the low-twenties percent range with anticipated growth in speculative-grade issuance activity partially offset by moderation of investment-grade issuance from the high volume of 2009. Structured finance revenue is now expected to decrease in the low-single-digit percent range reflecting more limited European issuance activity from asset-backed securitizations and derivatives than previously anticipated. We continue to expect revenue from financial institutions to increase in the low-single-digit percent range, and revenue from public, project and infrastructure finance to increase in the low-double-digit percent range.

For Moody’s Analytics, we continue to expect full-year 2010 revenue to increase in the mid-single-digit percent range. We continue to expect revenue growth in the low-single-digit percent range for research, data and analytics, while we now expect revenue growth in the high-single- to low-double-digit percent range for risk management software, and in the mid- to high-single-digit percent range for professional services. We continue to expect MA revenue in the U.S. to increase in the low-single-digit percent range and revenue outside the U.S. to grow in the mid-single-digit percent range.

Conference Call

A conference call to discuss first quarter 2010 results will be held this morning, April 21, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed under “Featured Events” on Moody's Shareholder Relations website, http://ir.moodys.com, until midnight Eastern Time, May 31, 2010.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, April 21, 2010 until midnight Eastern Time, May 31, 2010. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8378747.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2009, employs approximately 4,000 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2010 and other forward-looking statements in this release are made as of April 21, 2010, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of credit rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the outcome of legislative initiatives attempting to modify, in a manner adverse to credit rating agencies, the rules governing the potential liability of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Amounts in millions, except per share amounts

Revenue	$476.6	$408.9

Expenses:
Operating	135.9	122.4
Selling, general and administrative	128.8	110.2
Restructuring	(0.7)	11.8
Depreciation and amortization	15.8	15.6
Total expenses	279.8	260.0

Operating income	196.8	148.9
Non-operating expense, net
Interest expense, net	(13.3)	(3.3)
Other non-operating expense, net	(1.0)	(4.0)
Total	(14.3)	(7.3)
Income before provision for income taxes	182.5	141.6
Provision for income taxes	67.8	50.5
Net income	114.7	91.1
Less: net income attributable to noncontrolling interests	1.3	0.9
Net income attributable to Moody's Corporation	$113.4	$90.2

Earnings per share attributable to Moody's common shareholders
Basic	$0.48	$0.38
Diluted	$0.47	$0.38
Weighted average number of shares outstanding
Basic	236.9	235.4
Diluted	239.1	236.5

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2010	2009

Moody's Investors Service
Structured Finance	$71.5	$72.4
Corporate Finance	126.4	84.1
Financial Institutions	76.2	56.3
Public, Project and Infrastructure Finance	61.4	57.4
Intersegment royalty	15.3	14.7
Sub-total MIS	350.8	284.9
Eliminations	(15.3)	(14.7)
Total MIS revenue	335.5	270.2

Moody's Analytics (a)
Research, Data and Analytics	104.6	102.0
Risk Management Software	33.3	32.1
Professional Services	3.2	4.6
Total MA revenue	141.1	138.7

Total Moody's Corporation revenue	$476.6	$408.9

Moody's Corporation revenue by geographic area
United States	$254.6	$208.9
International	222.0	200.0
	$476.6	$408.9

(a) During the fourth quarter of 2009, the MA businesses were realigned and renamed to reflect the reporting unit structure for the MA segment at December 31, 2009. Certain prior-year amounts have been reclassified to conform to the current presentation.

Moody's Corporation
Consolidated Interest (Expense) Income, Net (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Amounts in millions

Interest (expense) income:
Expense on borrowings	$(10.8)	$(11.9)
Income	0.6	0.8
Unrecognized tax benefits and other tax	(3.5)	7.4
Interest capitalized	0.4	0.4
Total interest expense, net	$(13.3)	$(3.3)

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2010	2009
Amounts in millions

Cash and cash equivalents	$ 496.4	$ 473.9
Short-term investments	7.5	10.0
Total current assets	1,008.0	1,012.9
Non-current assets	995.3	990.4
Total assets	2,003.3	2,003.3
Total current liabilities	1,146.9	1,236.0
Total debt (1)	1,121.9	1,193.7
Other long-term liabilities	646.0	617.2
Total shareholders' deficit	(534.0)	(596.1)
Total liabilities and shareholders' deficit	2,003.3	2,003.3

Actual number of shares outstanding	237.0	236.9

(1) Includes long-term debt of $744.4 million and $746.2 million at March 31, 2010 and December 31, 2009, respectively. Additionally, this includes amounts outstanding under the Company's commercial paper program of $371.9 million and $443.7 million at March 31, 2010 and December 31, 2009, respectively, as well as the current portion of long-term debt of $5.6 million and $3.8 million at March 31, 2010 and December 31, 2009, respectively, both of which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended March 31,

Amounts in millions, except per share amounts	2010				2009
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$476.6	$-		$476.6	$408.9	$-		$408.9
Expenses	279.8	0.7	(a)	280.5	260.0	(11.8	) (a)	248.2
Operating income	196.8	(0.7)		196.1	148.9	11.8		160.7
Non-operating expense, net	(14.3)	-		(14.3)	(7.3)	-		(7.3)
Income before provision for income taxes	182.5	(0.7)		181.8	141.6	11.8		153.4
Provision for income taxes	67.8	(0.2	)(b)	67.6	50.5	4.5	(b)	55.0
Net income	114.7	(0.5)		114.2	91.1	7.3		98.4
Less: net income attributable to noncontrolling interests	1.3	-		1.3	0.9	-		0.9
Net income attributable to Moody's Corporation	$113.4	$(0.5)		$112.9	$90.2	$7.3		$97.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.48			$0.48	$0.38			$0.41
Diluted	$0.47			$0.47	$0.38			$0.41

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s results.

The tables above show Moody's consolidated results for each of the three-month periods ended March 31, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude the first quarter 2009 restructuring charge and adjustments related to both the 2009 and 2007 restructuring charges

(b) To reflect the income tax impacts related to the adjustments described in note (a) above

CONTACT:
Moody’s Corporation
Media:
Michael Adler, 212-553-4667
Vice President
Corporate Communications
michael.adler@moodys.com
or
Investor Relations:
Liz Zale, 212-553-1633
Vice President
Investor Relations
elizabeth.zale@moodys.com